Exhibit 23.3

May 2, 2022

Maplebear Inc.

50 Beale Street, Suite 600

San Francisco, California 94105

Attn: Morgan Fong

Ladies and Gentlemen:

Maplebear Inc. (the “Company”) has requested that Lab42 Research, LLC (“Lab42”) execute this letter in connection with a proposed direct listing or initial public offering by the Company (the “Transaction”), in connection with which the Company will be confidentially submitting and filing a registration statement on Form S-1 (including any amendments and supplements thereto, the “Registration Statement”) with the Securities and Exchange Commission and will be preparing additional materials relating to the Offering, including investor presentations, roadshow and testing-the-waters materials, as applicable. In response to such request, please be advised as follows:

1.

Lab42 consents to the Company’s use of and reference to Lab42’s name and to the survey commissioned by the Company (IO#03227) in the Registration Statement and in any additional materials relating to the Transaction.

2.

Lab42 consents to the Company’s use of the research data substantially in the form furnished hereto as Exhibit A and to the inclusion of such statements in the Registration Statement and in any additional materials relating to the Transaction. In granting such consent, Lab42 represents that, to its knowledge, the statements made in Exhibit A are accurate and fairly present the matters referred to therein.

3.	Lab42 consents to the filing of this letter as an exhibit to the Registration Statement, if applicable.

Lab42 agrees that the existence and terms of the Transaction constitute confidential information and agrees not to disclose such confidential information to any person or entity or use such confidential information for any purpose.

[Signature page follows]

Very truly yours,

Lab42 Research, LLC

By:	/s/ Jonathan Pirc
Name:	Jonathan Pirc
Title:	Managing Partner

[Signature Page to Lab42 Consent]

Exhibit A

In addition, statements in this prospectus referring to the Lab42 Survey refer to a market survey of 3,000 adults over the age of 18 in the United States conducted by Lab42 Research, LLC, a provider of market research, in October 2020, which we commissioned.

In addition to time spent commuting to and from the store, Americans who grocery shop spend on average approximately 60 hours in-store per year shopping for groceries.1

[1]

Instacart estimate based on responses from 2,450 customers in the Lab42 Survey that a majority of such customers spend 30 minutes to 1 hour grocery shopping in-store per trip, and average weekly trips in 2019 based on FMI, U.S. Grocery Shopper Trends.